Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Finance & Investor Relations
(205) 944-1312

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2024 RESULTS

•Q4 Diluted EPS of $2.55 & Full Year Diluted EPS of $8.17, in Line With Recent Guidance
•Q4 Comparable Sales Decrease 6.4% Versus a 15.5% Increase in the Prior Year Period
•Fiscal 2024 Full Year Net Sales Growth of 1.2%
•Issues Fiscal 2025 Outlook

BIRMINGHAM, Ala. (March 15, 2024) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, provided financial results for its fourth quarter and full year ended February 3, 2024, (“Fiscal 2024”) and business updates.

Mike Longo, President and Chief Executive Officer, stated, “We are pleased to report a solid financial performance for the fourth quarter of Fiscal 2024, as we continued to execute our strategy in a dynamic and challenging retail environment. Notably, we finished the year with $1.73 billion in sales, a new full fiscal year record for Hibbett. Our sales performance for the fourth quarter reflects the busy holiday selling season, which was in line with our expectations. During the quarter, we also benefited from new product launches and a favorable customer response for our popular footwear brands. The fourth quarter also benefited from our integrated Hibbett Rewards X Nike Membership, which brings together the Hibbett and Nike loyalty programs and supports sales growth across all retail channels. This loyalty partnership will provide exclusive shopping experiences, personalized content, and early access to the latest product launches for our Connected members.”

Mr. Longo continued, “We are proud of our performance over the past year, demonstrating our team’s ability to consistently execute our strategy and deliver positive financial results. As we look ahead to Fiscal 2025, we will continue to leverage our proven business model to meet customer demand and drive additional market share. We will look for opportunities to enhance our product mix in line with current consumer spending patterns and ensure we have the right inventory mix across our sales channels.”

Mr. Longo concluded, “As we continue to extend our market reach, we believe Hibbett is building momentum, and our sales guidance for the year ahead reflects this confidence. In Fiscal 2025, we plan to continue to make significant investments in our store footprint, customer-facing technologies, and back-office infrastructure. This will impact our profitability growth in the short term but will enhance our value proposition and profitability over the longer term. We remain focused on providing a unique and compelling product assortment supported by our omni-channel platform capabilities and exceptional customer service that allows us to serve our customers wherever and whenever they decide to shop. We look forward to opportunities to continue expanding our Hibbett and City Gear brands while delivering greater value to our customers and shareholders.”

Fourth Quarter Results

The fourth quarter and Fiscal 2024 ended on February 3, 2024. The fourth quarter included 14 weeks of results and Fiscal 2024 included 53 weeks of results.

Net sales for the 14-weeks ended February 3, 2024, increased 1.8% to $466.6 million compared with $458.3 million for the 13-weeks ended January 28, 2023. Comparable sales declined 6.4% versus the equivalent 13-weeks in the prior year. Brick and mortar comparable sales declined 9.2%, while e-commerce increased 6.9% on a year-over-year basis, excluding the impact of the 53rd week. E-commerce represented 18.9% of total net sales for the 14-weeks ended February 3, 2024, compared to 17.4% in the 13-weeks ended January 28, 2023.

Gross margin was 34.5% of net sales for the 14-weeks ended February 3, 2024, compared with 35.2% of net sales for the 13-weeks ended January 28, 2023. The approximate 70 basis point decline was primarily due to lower average product margin of approximately 125 basis points and an approximate 55 basis-point increase in store occupancy costs. Freight, shipping, logistics costs and shrink have improved as a percent of sales on a year-over-year basis, partially offsetting the unfavorable average product margin and store occupancy performance. Freight was favorable by approximately 65 basis points, logistics was favorable by approximately 30 basis points and shrink was favorable by approximately 15 basis points.

Store operating, selling and administrative (“SG&A”) expenses were 23.0% of net sales for the 14-weeks ended February 3, 2024, compared with 21.6% of net sales for the 13-weeks ended January 28, 2023. The increase of approximately 140 basis points is primarily the result of the inflationary impact on store wages and the related benefit costs, a growing store base and increased data processing costs associated with the ongoing investment in cloud-based back-office systems and technology.

Net income for the 14-weeks ended February 3, 2024, was $30.9 million, or $2.55 per diluted share, compared to $38.4 million, or $2.91 per diluted share for the 13-weeks ended January 28, 2023.

During the fourth quarter, we opened 14 new stores and closed 3 stores, bringing the store base to 1,169 in 36 states as of February 3, 2024.

We ended the fourth quarter of Fiscal 2024 with $21.2 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $45.3 million of debt outstanding. Inventory as of February 3, 2024, was $344.3 million, an 18.2% decrease compared to the prior year fourth quarter.

During the 14-weeks ended February 3, 2024, the Company paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $2.9 million. Capital expenditures during the 14-weeks ended February 3, 2024, were $20.7 million compared to $15.4 million in the 13-weeks ended January 28, 2023.

Fiscal 2024 Year Results

Net sales for the 53-weeks ended February 3, 2024, increased 1.2% to $1.73 billion compared with $1.71 billion for the 52-weeks ended January 28, 2023. Comparable sales decreased 3.1% versus the equivalent 52-weeks in the prior year. Brick and mortar comparable sales declined 4.4% and e-commerce sales increased 4.1%, excluding the impact of the 53rd week. E-commerce represented 16.2% of total net sales in the 53-weeks ended February 3, 2024, compared to 15.6% in the 52-weeks ended January 28, 2023.

Gross margin was 33.8% of net sales for the 53-weeks ended February 3, 2024, compared with 35.2% of net sales for the 52-weeks ended January 28, 2023. The approximate 140 basis point decline was primarily due to lower average product margin of approximately 210 basis points and an approximate 40 basis point increase in store occupancy costs. Freight, shipping, logistics costs and shrink have improved as a percentage of sales on a year-over-year basis, partially offsetting the unfavorable average product margin and store occupancy performance. Freight was favorable by approximately 70 basis points, logistics was favorable by approximately 30 basis points and shrink was favorable by approximately 10 basis points.

SG&A expenses were 23.0% of net sales for the 53-weeks ended February 3, 2024, compared with 22.8% of net sales for the 52-weeks ended January 28, 2023. The approximate 20 basis point increase is primarily the result of increased store wages and data processing costs partially offset by lower professional fees and advertising.

Net income for the 53-weeks ended February 3, 2024, was $103.2 million, or $8.17 per diluted share, compared to $128.1 million, or $9.62 per diluted share for the 52-weeks ended January 28, 2023.

During the 53-weeks ended February 3, 2024, the Company repurchased 1.2 million shares of common stock for a total expenditure of $56.1 million, including 47,550 shares acquired from employee holders of RSUs to satisfy tax withholding requirements of $2.8 million. The Company also paid recurring quarterly dividends that resulted in a cash outlay of $12.4 million.

Capital expenditures during the 53-weeks ended February 3, 2024, were $57.9 million compared to $62.8 million in the 52-weeks ended January 28, 2023. Current year capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and capital associated with general maintenance of our facilities.

53rd Week and Fourth Quarter Change in Accounting Estimate
Total net product sales for the 53rd week of Fiscal 2024 were approximately $22.9 million. The extra week increased fourth quarter and full year net income by an estimated $2.6 to $2.8 million. This translates to an approximate diluted EPS range of $0.21 to $0.23 for the fourth quarter and $0.21 to $0.22 for the full year. In addition, during the 14-weeks ended February 3, 2024, we recorded a $3.5 million increase in revenue due to a change in estimate in gift card breakage. This change was supported by the historical redemption pattern of gift cards outstanding and contributed $0.23 and $0.22 of diluted EPS to the fourth quarter and full year, respectively.

Full Year Fiscal 2025 Outlook

Please note that the fiscal year ending February 1, 2025 (“Fiscal 2025”), will have 52 weeks versus 53 weeks in Fiscal 2024. A number of business and economic challenges we faced in Fiscal 2024 will continue to impact our business in Fiscal 2025. These challenges include the potential for inflation and interest rates to remain elevated, the continued use of promotional activity to drive traffic, ongoing wage pressures, a more cautious and selective consumer, and ongoing geopolitical conflicts. These factors contribute to the complexity and volatility in forecasting Fiscal 2025 results.

Considering the factors noted above, we are providing an overview of our estimated results for Fiscal 2025. Additional commentary and insight will be provided at our upcoming fourth quarter and full year investor call.

Metric	Guidance	Comment
Total sales	Flat to up ~2.0%	Versus 53-week Fiscal 2024 results
Comp sales	Flat to negative low-single digit	Versus weeks 2-53 in Fiscal 2024
Brick and mortar comp	Flat to negative low-single digit	Versus weeks 2-53 in Fiscal 2024
E-commerce comp	Up mid to high-single digit	Versus weeks 2-53 in Fiscal 2024
Net store growth in units	~ 45 to 50	~ 80% Hibbett; ~20% City Gear
Gross margin %	34.2% to 34.5%	Less promotional
SG&A %	23.9% to 24.2%	Store growth, infrastructure investments
Operating profit %	7.0% to 7.4%	SG&A deleverage; some margin offset
Interest expense %	0.10% to 0.20%	Inventory levels and interest rates stable
Diluted EPS	$8.00 to $8.75
Diluted shares	~11.6 to 11.7 million
Tax rate	22.9% to 23.2%
Capital expenditures	~ $65 to $75 million	Focus on store development initiatives

Sales Guidance

•Total net sales in Fiscal 2025 are anticipated to be flat to up approximately 2.0% compared to our full year Fiscal 2024 results.
•Due to the transition from a 53-week year in Fiscal 2024 to a 52-week year in Fiscal 2025, comparable sales for Fiscal 2025 will be compared to weeks two through 53 in Fiscal 2024. Comparable sales are expected to be flat to down in the low-single digit range for the year. Brick and mortar comparable sales are expected to range from flat to negative low-single digits. Both total e-commerce revenue and comparable e-commerce revenue is anticipated to be up in the mid to high-single digit range.
•Net new store growth is expected to be approximately 45 to 50 units. The first quarter is projected to have the lowest growth with net new units anticipated to be more evenly distributed across the remaining three quarters.

Additional Guidance Commentary

•Gross margin expectations include a less impactful promotional environment and small leverage gains in freight and logistics partially offset by headwinds in store occupancy. These factors are expected to drive approximately 40 to 70 basis points of improvement in the gross profit percentage in comparison to Fiscal 2024 results. Expected full year gross margin is anticipated to be in the range of 34.2% to 34.5% of net sales.
•SG&A as a percent of net sales is expected to increase by approximately 90 to 120 basis points in comparison to Fiscal 2024 results due to new store growth, wage inflation and increased incentive compensation, transaction fees and data processing costs including incremental investment in cloud-based technology solutions. The expected full year SG&A expense range is estimated to be 23.9% to 24.2% of net sales.
•Operating profit is expected to be in the range of 7.0% to 7.4% of net sales, a decline of approximately 50 to 90 basis points in comparison to Fiscal 2024 results.
•It is anticipated there will be debt outstanding under our line of credit for a majority of the year. We believe peak borrowings will be tied closely to the timing of receipts leading up to our peak selling seasons. Interest expense for the full year is projected to be approximately 10 to 20 basis points of net sales.
•Diluted earnings per share are anticipated to be in the range of $8.00 to $8.75 using an estimated full year tax rate of between 22.9% and 23.2% and an estimated weighted average diluted share count of approximately 11.6 to 11.7 million.
•Capital expenditures are anticipated to be in the range of $65 to $75 million with the largest share of this investment focused on new store growth, remodels, relocations, new store signage and improving the consumer experience.
•Our capital allocation strategy continues to include share repurchases and recurring quarterly dividends in addition to the capital expenditures noted above.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 9:00 a.m. ET on Friday, March 15, 2024, to discuss the Company’s fourth quarter and full year results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,169 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of February 3, 2024. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, New Balance and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as Fiscal 2025 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and other reports the Company files with the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	February 3, 2024 (14 Weeks)		January 28, 2023 (13 Weeks)		February 3, 2024 (53-Weeks)		January 28, 2023 (52-Weeks)
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$466,589		$458,295		$1,728,887		$1,708,316
Cost of goods sold	305,773	65.5%	297,109	64.8%	1,145,184	66.2%	1,106,415	64.8%
Gross margin	160,816	34.5%	161,186	35.2%	583,703	33.8%	601,901	35.2%
SG&A expenses	107,390	23.0%	99,042	21.6%	397,674	23.0%	389,563	22.8%
Depreciation and amortization	12,819	2.7%	11,457	2.5%	49,008	2.8%	43,919	2.6%
Operating income	40,607	8.7%	50,687	11.1%	137,021	7.9%	168,419	9.9%
Interest expense, net	1,048	0.2%	555	0.1%	5,372	0.3%	1,455	0.1%
Income before provision for income taxes	39,559	8.5%	50,132	10.9%	131,649	7.6%	166,964	9.8%
Provision for income taxes	8,675	1.9%	11,708	2.6%	28,491	1.6%	38,907	2.3%
Net income	$30,884	6.6%	$38,424	8.4%	$103,158	6.0%	$128,057	7.5%

Basic earnings per share	$2.61		$3.00		$8.34		$9.89
Diluted earnings per share	$2.55		$2.91		$8.17		$9.62

Weighted average shares outstanding:
Basic	11,834		12,790		12,364		12,951
Diluted	12,117		13,186		12,633		13,315

Percentages may not foot due to rounding.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	February 3, 2024	January 28, 2023
Assets
Cash and cash equivalents	$21,230	$16,015
Inventories, net	344,294	420,839
Other current assets	41,191	36,201
Total current assets	406,715	473,055

Property and equipment, net	183,949	169,476
Operating right-of-use assets	280,755	263,391
Finance right-of-use assets	1,837	2,279

Tradename intangible asset	23,500	23,500
Deferred income taxes, net	3,024	3,025
Other assets, net	9,442	4,434
Total assets	$909,222	$939,160

Liabilities and Stockholders’ Investment
Accounts payable	$96,431	$190,648
Credit facility	45,296	36,264
Operating lease obligations	71,448	72,544
Finance lease obligations	538	1,132
Other accrued expenses	22,501	27,164
Total current liabilities	236,214	327,752

Long-term operating lease obligations	245,649	229,388
Long-term finance lease obligations	1,423	1,305
Other noncurrent liabilities	6,911	4,484
Stockholders’ investment	419,025	376,231
Total liabilities and stockholders’ investment	$909,222	$939,160

HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	February 3, 2024 (14 Weeks)	January 28, 2023 (13 Weeks)	February 3, 2024 (53-Weeks)	January 28, 2023 (52-Weeks)
Sales Information
Net sales increase	1.8%	19.6%	1.2%	1.0%
Comparable sales (decrease) increase	(6.4)%	15.5%	(3.1)%	(2.2)%

Store Count Information
Beginning of period	1,158	1,126	1,133	1,096
New stores opened	14	9	44	43
Stores closed	(3)	(2)	(8)	(6)
End of period	1,169	1,133	1,169	1,133
Estimated square footage at end of period (in thousands)	6,640	6,424

Balance Sheet Information
Average inventory per store (in thousands)	$295	$371

Share Repurchase Information
Shares purchased under our stock repurchase program	—	—	1,162,130	797,033
Cost (in thousands)	$—	$—	$53,211	$38,458
Settlement of net share equity awards	—	5,357	47,550	51,558
Cost (in thousands)	$—	$365	$2,849	$2,446

Dividend Information
Number of declarations	1	1	4	4
Cash paid (in thousands)	$2,943	$3,182	$12,370	$12,881
Total paid per share	$0.25	$0.25	$1.00	$1.00

HIBBETT, INC. AND SUBSIDIARIES
Fiscal 2024 Comparable Store Sales and Net Sales
As Originally Reported and Adjusted for Week Shift(1)
(unaudited)

	Fiscal 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2024
Comparable store sales increase (decrease) - originally reported	4.1%	(7.3)%	(2.7)%	(6.4)%	(3.1)%
Comparable store sales increase (decrease) - adjusted for week shift	5.2%	(0.8)%	(8.4)%	(8.1)%	(3.2)%
Impact of week shift	1.1%	6.5%	(5.7)%	(1.7)%	(0.1)%

	Fiscal 2024
(Dollars in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2024
Net sales - originally reported	$455.5	$374.9	$431.9	$466.6	$1,728.9
Net sales - adjusted for week shift	$460.7	$401.3	$406.7	$437.4	$1,706.1
Impact of week shift	$5.2	$26.4	$(25.2)	$(29.2)	$(22.8)

(1) Due to the 53rd week in Fiscal 2024, each quarter in Fiscal 2025 starts one week later than the same quarter in Fiscal 2024. The charts above present comparable store sales and net sales for Fiscal 2024 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2025 quarters.